Exhibit 99.1

Elicio Therapeutics Announces $10.0 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

BOSTON, January 30, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced that it has entered into definitive securities purchase agreements with institutional investors for the purchase of an aggregate of 1,261,830 shares of its common stock and accompanying warrants to purchase up to an aggregate of 1,261,830 shares of its common stock, at a purchase price of $7.925 per share and accompanying warrant in a registered direct offering (the “Offering”) priced at-the-market under Nasdaq rules. The warrants will have an exercise price of $7.80 per share, will be exercisable immediately upon issuance, and will expire five years from the initial exercise date. The closing of the Offering is expected to occur on or about January 30, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the Offering are expected to be approximately $10.0 million, before deducting the placement agent fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The Offering is being made pursuant to an effective “shelf” registration statement (File No. 333-279925) filed with the Securities and Exchange Commission (“SEC”) on June 3, 2024 and declared effective on June 11, 2024. The Offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement and the accompanying prospectus relating to the securities being offered will be filed with the SEC and be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Elicio Therapeutics

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies to prevent the recurrence of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio’s Amphiphile technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio’s ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer vaccines, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the consummation of the Offering, the satisfaction of the closing conditions of the Offering, the gross proceeds form the Offering and the use of proceeds therefrom. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, market and other conditions, Elicio’s financial condition, including its anticipated cash runway and ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors”, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact

Carlo Tanzi, Ph.D.

ctanzi@kendallir.com